ARTICLES OF AMENDMENT OF THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OAK RIDGE ENERGY TECHNOLOGIES, INC.

The undersigned Vice President of Oak Ridge Energy Technologies, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Colorado does hereby certify as follows:

1.

That the name of the Corporation is Oak Ridge Energy Technologies, Inc.

2.

Article I is being amended to change the name of the Corporation to “Oakridge Global Energy Solutions, Inc.”

3.

Accordingly, the text of the Amended and Restated Articles of Incorporation is hereby amended to read as follows:

ARTICLE I

NAME

The name of this corporation is “Oakridge Global Energy Solutions, Inc.”

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is 510,000,000 shares, comprised of 500,000,000 shares of common stock of a par value of one mill ($0.001) per share, and 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share.  The Board of Directors has the right to set the preferences, limitations, and relative rights of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval, as provided in the Colorado Business Corporation Act.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)

whether the shares or a series has special, conditional, or limited voting rights, or no right to vote; except that no condition, limitation, or prohibition on voting shall eliminate any right to vote by Section 7-110-104 of the Colorado Business Corporation Act;

(2)

whether the shares or a series are redeemable or convertible at the option of the corporation, the shareholder, or another person or upon the occurrence of a designated event; for money, indebtedness, securities or other property; or in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic facts or events;

(3)

whether the shares or a series entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, non-cumulative, or partially cumulative;

(4)

whether the shares or a series have preference over any other class or shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation; and

(5)

the description of the preferences, limitations, and relative rights of classes of shares in Section 7-106-101(3) of the Colorado Business Corporation Act is not exhaustive.

4.

The aforesaid Amendment to the Amended and Restated Articles of Incorporation was adopted by the unanimous written consent of the Board of Directors and the written consent of the Majority Stockholders on October 3, 2014, acting jointly and pursuant to Sections 7-108-202 and 7-107-104 of the Colorado Business Corporation Act.  Of the 155,297,222 shares outstanding, 141,413,888 shares were voted in favor of the amendment by the written consent of the Majority Stockholders.

5.

The Amendment to the Amended and Restated Articles of Incorporation to change the Corporation’s name shall become effective on November 7, 2014.

IN WITNESS WHEREOF, I, Mark Meriwether, Vice President and Director of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 24th day of October, 2014.

OAK RIDGE ENERGY TECHNOLOGIES, INC.

By /s/ Mark L. Meriwether

     Mark L. Meriwether, Vice President

The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:  Mark Meriwether, 3046 East Brighton Place, Salt Lake City, UT 84121.